As filed with the Securities and Exchange Commission on April 6, 2000
                                                    Registration No. 333-


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549



                                  FORM S-8
                           REGISTRATION STATEMENT
                                   Under
                         The Securities Act of 1933



                            DELTATHREE.COM, INC.
           (Exact name of registrant as specified in its charter)



    DELAWARE                                    13-4006766
 (State of incorporation)                    (I.R.S. employer
                                             identification number)


                         430 PARK AVENUE, SUITE 500
                          NEW YORK, NEW YORK 10022
        (Address of principal executive offices, including zip code)


                            DELTATHREE.COM, INC.
                         1999 STOCK INCENTIVE PLAN
                      1999 PERFORMANCE INCENTIVE PLAN
                     1999 EMPLOYEE STOCK PURCHASE PLAN
                           1999 DIRECTORS' PLAN
                          (FULL TITLE OF THE PLAN)


                             MARK J. HIRSCHHORN
                          CHIEF FINANCIAL OFFICER
                            DELTATHREE.COM, INC.
                         430 PARK AVENUE, SUITE 500
                          NEW YORK, NEW YORK 10022
                               (212) 588-3670
         (NAME, ADDRESS AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                           OF AGENT FOR SERVICE)


                              WITH COPIES TO:

                         DAVID J. GOLDSCHMIDT, ESQ.
                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             FOUR TIMES SQUARE
                          NEW YORK, NEW YORK 10036
                               (212) 735-3000


                      CALCULATION OF REGISTRATION FEE


                                               Proposed Maximum     Proposed Maximum     Amount of
 Title of Securities       Amount to be         Offering Price      Aggregate Offering   Registration
 to be Registered         Registered (1)         per Share (2)          Price               Fee

 Class A common stock,
   par value $0.001 per
   share                   5,228,736              $ 16.6875           $ 87,254,532.00    $ 23,035.20


 (1) The aggregate number of shares of common stock shown in the table above consists of the maximum number of shares of common stock that are available for grant under the deltathree.com, Inc. 1999 Stock Incentive Plan, 1999 Performance Incentive Plan, 1999 Employee Stock Purchase Plan and 1999 Directors' Plan (collectively, the "Plans"). 748,288 shares and options to purchase 372,976 shares were previously issued under the 1999 Stock Incentive Plan and registered (including the indeterminate number of shares underlying the options) on a registration statement, Registration No. 333-86503. The aggregate number of shares is subject to adjustment by reason of stock splits, stock dividends and other events pursuant to the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement covers, in addition to the number of shares of common stock shown in the table above, an indeterminate number of shares of common stock which may be subject to grant or otherwise issuable after the operation of the provisions of the plan governing such adjustments.

 (2) The Proposed Maximum Offering Price per Share was calculated pursuant to Rule 457(c) under the Securities Act whereby the per share price was determined by reference to the average between the high and low price reported on the Nasdaq National Market System on April 5, 2000, which average was $16.6875.


                              EXPLANATORY NOTE

      deltathree.com, Inc. has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act, to register shares of common stock issued or issuable pursuant to deltathree.com's 1999 Stock Incentive Plan, 1999 Performance Incentive Plan, 1999 Employee Stock Purchase Plan and 1999 Directors' Plan
 (collectively, the "Plans").

      This registration statement on Form S-8 also includes a prospectus prepared in accordance with Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate 5,228,736 shares that constitute either "control securities" and/or "restricted securities" which have been issued prior to the filing of this registration statement.

                                   PART I

            INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

      deltathree.com will send or give the documents containing the information specified in Part I of Form S-8 to employees as specified by the Securities and Exchange Commission in Rule 428(b)(1) promulgated under the Securities Act. deltathree.com does not need to file these documents with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.






                                 PROSPECTUS

                  5,228,736 SHARES OF CLASS A COMMON STOCK
                          OF DELTATHREE.COM, INC.

      The shares of Class A common stock, $0.001 par value per share (the "common stock"), of deltathree.com, Inc. offered hereby will be sold from time to time by certain stockholders of deltathree.com described under the caption "Registered Stockholders" in this prospectus. The registered stockholders are current or former employees of our company or officers or directors our company who acquired the shares of common stock as compensation for services performed for deltathree.com.

      The sales may occur in transactions in the over-the-counter market (quoted on the Nasdaq National Market) at prevailing market prices or in negotiated transactions. We will not receive proceeds from any of these sales. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the registered stockholders will be borne by that registered stockholder.

      The shares of common stock are "control securities" and/or "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"), before their sale under this prospectus. This prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the registered stockholders, on a continuous or delayed basis, to the public without restriction. Each registered stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

      Our common stock is traded on the Nasdaq National Market under the symbol "DDDC." On April 5, 2000, the last reported sale price of the common stock, as reported on the Nasdaq National Market, was $16.125 per share.

                             _________________

      Investing in the common stock involves a high degree risk. For more information, please see "Risk Factors" beginning on page 8.
                             _________________

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             _________________

                               April 6, 2000
                              _________________


                             TABLE OF CONTENTS

                                                                       PAGE

 AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . 3
 INCORPORATED DOCUMENTS  . . . . . . . . . . . . . . . . . . . . . . . . 4
 THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
 RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS . . . . . . . . . .  24
 REGISTERED STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . .  25
 PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . .  27
 LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
 EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28


                           AVAILABLE INFORMATION

      deltathree.com is subject to the informational reporting requirements of the Securities Exchange Act of 1934 and files reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511 and 7 World Trade Center, 13th Floor, New York, NY 10048, at prescribed rates. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants, including deltathree.com, that file electronically with the Commission. The address of this website is "http://www.sec.gov." In addition, you may obtain information from the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, our common stock is quoted on the Nasdaq National Market System. Reports, proxy statements, informational statements and other information concerning deltathree.com can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

      deltathree.com intends to furnish its stockholders with annual reports containing additional financial statements and a report thereon by independent certified public accountants.

      A copy of any document incorporated by reference in this registration statement of which this prospectus forms a part but which is not delivered with this prospectus will be provided by us without charge to any person to whom this prospectus has been delivered upon the oral or written request of that person. Requests should be directed to the attention of the Corporate Secretary, deltathree.com, Inc., 430 Park Avenue, Suite 500, New York, New York 10022. Our telephone number at that location is (212) 588-3670.

      You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus.


                           INCORPORATED DOCUMENTS

      The Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus.

      deltathree.com's prospectus dated November 22, 1999, filed on November 23, 1999 pursuant to Rule 424(b) of the Securities Act, deltathree.com's registration statement on Form 8-A filed with the Commission on November 23, 1999 under Section 12 of the Exchange Act, and deltathree.com's annual report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the Commission on March 29, 2000 are incorporated herein by reference. In addition, all documents subsequently filed by deltathree.com pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.


                                THE COMPANY

      We are a global provider of Internet Protocol (IP) telephony services, which include the transmission of voice and data traffic for communications carriers and the provision of enhanced Web-based and other communications services to individuals and businesses. IP telephony is the real time transmission of voice communications in the form of digitized "packets" of information over the public Internet or a private network, similar to the way in which e-mail and other data is transmitted. We were founded in 1996 to capitalize on the growth of the Internet as a communications tool by commercially offering IP telephony services. We have built a privately-managed, global network using IP technology, and we have primarily been using this network to transmit traffic for communications carriers, including RSL Communications, Ltd., our parent company. This service is referred to as carrier transmission services.

      We are now using our expertise in IP telephony to provide our users with a package of enhanced IP communications services. Our on-line interactive communications portal, www.deltathree.com, enables users to make calls and send e-mail, as well as retrieve and forward voice mail, e-mail and faxes using one unified mailbox from anywhere in the world at any time. Our package of enhanced IP communications services includes the following:

      o PC-to-phone: a service allowing a user to place a call through a personal computer and speak to a party who uses a standard telephone

      o D3 Box: a unified messaging service permitting convenient single-source retrieval of voice mail, e-mail and faxes through the Web or by phone

      o Click IT: a Web-based e-commerce service allowing a party to simultaneously view the Web site of a business and talk directly with that business while continuing to view the Web site

      o Phone-to-phone: a voice and fax service allowing a user to place a call or send a fax over our privately-managed, global IP network from a standard telephone or fax machine

      o Global roaming: a service enabling businesses and individuals to use a single account number to place phone-to-phone calls over our IP network from locations throughout the world using country-specific, toll-free access numbers

      o YourDay.com: an on-line calendar and scheduling system that integrates personal assistant digital products, telephones and the Internet to allow individuals to access their scheduling and business data information from one centrally located Web site

      We provide our services at a cost to users that is generally lower than that charged by traditional carriers because we minimize our network costs by using efficient packet-switched technology and we generally avoid local access charges and by-pass international settlement charges by routing international long distance calls over our privately managed network.

      We intend to introduce additional enhanced IP communications services that meet the communications needs of individuals and businesses. These services are expected to include D3 Fax, a Web-based, PC-to-fax service allowing users to conveniently send faxes directly from their computer to a standard fax machine anywhere in the world, and white boarding, a service allowing multiple users to simultaneously edit a document while speaking with each other over their computers.

      We market our enhanced IP communications services through our own Web site. In addition, we market these services through "communications centers" on the Web sites of other Internet companies. Communications centers enable viewers of those Web sites to directly access our services without leaving those Web sites. We have sought to establish marketing relationships with Internet companies that have strong brand names and high traffic volumes. To date, we have marketing relationships with CBS.com, CNET, Sony.com, Xoom.com and Yahoo! and we are continuing to pursue marketing relationships with other companies. We also have entered into distribution and marketing arrangements with communications equipment and software companies.

      In February 2000, we acquired YourDay.com, Inc., a leading on-line calendar and scheduling system that seamlessly integrates Personal Digital Assistants (PDAs), telephones and the Internet. As a result of this acquisition, users will be able to access their calendars and schedules on the Internet, over the phone or with their PDAs by using a synchronization tool for fast response and easy transfer of data. YourDay.com will be integrated into our existing service offerings.

      Carrier transmission services accounted for 71.7% of our total revenues in 1998 and 59.8% of our total revenues in 1999. As we expand our marketing and promotional efforts for our enhanced IP communications services, we expect revenue from these services, over time, to represent a majority of our total revenues.

      Our privately-managed, IP telephony network consists of:

      o     46 points of presence (POPs) in 29 countries

      o     interconnections with the RSL COM network

      o     gateways, gatekeepers and routers at each POP

      o     peering arrangements with Internet backbone providers

      o     hubs in New York, Los Angeles, Frankfurt and Hong Kong

      o     a network operations center

      o     dedicated leased bandwidth

      We were founded in 1996. In July 1997, RSL COM, a global facilities-based telecommunications company, acquired a controlling 51% interest in us. By April 1998, RSL COM had acquired the remaining 49% interest in us from existing shareholders, and we became a wholly-owned subsidiary of RSL COM. RSL COM currently owns shares of our Class B common stock representing approximately 95.5% of the combined voting power of all classes of our capital stock and approximately 68.1% of the economic interest in our company. We provide carrier transmission services to RSL COM. Such services accounted for 69.1% of our total revenues in 1998 and 67.2% of our total revenues in 1999.

      We registered 6,900,000 shares of our Class A common stock on a Form S-1 registration statement, which became effective on November 22, 1999. We received net proceeds of approximately $96,255,000 from the sale of the 6,900,000 shares at the initial public offering price of $15.00 per share on November 29, 1999. The managing underwriters for this offering were Lehman Brothers Inc., Merrill Lynch & Co., U.S. Bancorp Piper Jaffray, Lazard FrEres & Co. LLC and Fidelity Capital Markets.

      Our executive offices are located at 430 Park Avenue, Suite 500, New York, New York 10022; our telephone number is (212) 588-3670 and our facsimile number is (212) 588-3674. Our web site is www.deltathree.com. The information contained on our web site is not incorporated by reference into this prospectus.


                                RISK FACTORS

      This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in the shares of common stock.

 RISKS RELATED TO OUR COMPANY

 WE HAVE A HISTORY OF LOSSES AND WE ANTICIPATE OUR LOSSES WILL CONTINUE

      We have incurred significant losses since inception, and we expect to continue to incur significant losses for the foreseeable future. We reported a net loss of approximately $33.8 million in 1999, and a net loss of approximately $7.1 million in 1998. As of December 31, 1999, our accumulated deficit was approximately $43.4 million. As a percentage of revenues, our net loss was 305.6% in 1999 and 126.3% in 1998. Our revenues may not continue to grow or even continue at their current level. In addition, we expect our operating expenses to increase significantly as we develop and expand our business. For example, we intend to spend approximately $20 million on marketing and promotional programs in 2000 compared to $7.4 million in 1999 and $2.4 million in 1998. As a result, we will need to increase our revenues significantly to become profitable. In order to increase our revenues, we need to attract users to increase the fees we collect for our services. If our revenues do not increase as much as we expect or if our expenses increase at a greater pace than revenues, we may never be profitable or, if we become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis.

 WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN EVALUATE US

      We have only a limited operating history upon which you can evaluate our business and prospects. We commenced operations in June 1996. You should consider our prospects in light of the risks, expenses and difficulties we may encounter as an early stage company in the new and rapidly evolving market for IP communications services. These risks include our ability:

      o to increase awareness of our brand, increase the number of users of our IP telephony services and build user loyalty

      o to increase revenues to cover the increased marketing expenditures we have planned

      o         to compete effectively

      o to develop new products and keep pace with developing technology

      In addition, because we expect an increasing percentage of our revenues to be derived from our enhanced IP communications services, our past operating results may not be indicative of our future results.

 WE MAY NOT BE ABLE TO EXPAND OUR REVENUE AND ACHIEVE PROFITABILITY

      Our business strategy is to expand our revenue sources to enhanced IP communications services and advertising on the Internet. We can neither assure you that we will be able to do this or that this strategy will be profitable. Currently our revenues are primarily generated from carrier transmission services for RSL COM and other communications carriers. Carrier transmission services generated 59.8% of our total revenues in 1999 and 74.7% in 1998. Enhanced IP communications services generated 18.0% of our total revenues in 1999 and 20.5% in 1998. The provision of carrier transmission services and enhanced IP communications services have not been profitable to date.

      In the future, we intend to generate increased revenues from multiple sources, many of which are unproven, including the commercial sale of enhanced IP communications services and advertising on the Internet. To date, we have recorded no revenue from advertising. We expect that our revenues for the foreseeable future will be dependent on, among other factors:

      o         sale of enhanced IP communications services

      o         acceptance and use of Internet communications

      o         continued rapid growth of the Internet consumer market

      o         expansion of service offerings

      o         user traffic levels

      o the effect of competition, regulatory environment, international long distance rates and access and transmission costs on our prices

      o         sale of carrier transmission services

      o         continued improvement of our global network quality

      o         sale of Internet advertising

 We may not be able to sustain our current revenues or successfully generate additional revenues from the sale of carrier transmission services, enhanced IP communications services and advertising on the Internet in the future.

 WE CANNOT ASSURE YOU THAT A MARKET FOR OUR SERVICES WILL DEVELOP

      We are uncertain whether a market will develop for our enhanced IP communications services. Our market is new and rapidly evolving. Our ability to sell our services to end users may be inhibited by, among other factors, the reluctance of some end users to switch from traditional communications carriers to IP communications carriers and by concerns with the quality of Internet and IP telephony and adequacy of security in the exchange of information over the Internet. End users in markets serviced by recently deregulated telecommunications providers are not familiar with obtaining services from competitors of these providers and may be reluctant to use new providers, such as our company. Our ability to increase revenues from enhanced IP communications services depends on the migration of traditional telephone network traffic to our IP network. We will need to devote substantial resources to educate end users about the benefits of IP communications solutions in general and our services in particular, and as a result, we intend to spend approximately $20 million in 2000 for marketing and promotional activities. If end users do not accept our enhanced IP communications services as a means of sending and receiving communications we will not be able to increase our number of paid users or successfully generate revenues in the future.

 OUR FUTURE SUCCESS DEPENDS ON THE GROWTH IN THE USE OF THE INTERNET AS A MEANS OF COMMUNICATIONS

      If the market for IP communications, in general, and our services in particular, does not grow at the rate we anticipate, we will not be able to increase our number of users or generate revenues from our enhanced IP communications services or from advertising on the Internet at the rate we anticipate. We currently rely on revenues generated primarily from the sale of carrier transmission services but expect in the future to increasingly rely on revenues generated from enhanced IP communications services and from advertising on the Internet. To be successful, IP communications requires validation as an effective, quality means of communication and as a viable alternative to traditional telephone service. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced services are subject to a high level of uncertainty. The Internet may not prove to be a viable alternative to traditional telephone service for reasons including:

      o         inconsistent quality or speed of service

      o         traffic congestion on the Internet

      o potentially inadequate development of the necessary infrastructure

      o         lack of acceptable security technologies

      o lack of timely development and commercialization of performance improvements

      o unavailability of cost-effective, high-speed access to the Internet

      If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by such growth, or its performance or reliability may decline. In addition, Web sites may from time to time experience interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage, as well as usage of our communications portal and our services, could be adversely affected.

 IF WE DO NOT DEVELOP THE DELTATHREE.COM BRAND, WE MAY NOT BE ABLE TO MAINTAIN A LEADING POSITION IN OUR INDUSTRY

      We may not be able to become the leader in our industry. To become the leader, we must strengthen the brand awareness of the deltathree.com brand. If we fail to create and maintain brand awareness, it could adversely affect our ability to attract sufficient Web traffic and reduce our attractiveness to advertisers. Brand recognition may become more important in the future with the growing number of Internet sites and IP communications providers.

 IF WE FAIL TO ESTABLISH MARKETING RELATIONSHIPS THAT PROVIDE US VISIBILITY, WE MAY NOT BE ABLE TO SUFFICIENTLY INCREASE OUR SALES

      We believe that our success depends, in part, on our ability to develop and maintain marketing and promotional relationships with Internet companies and communications equipment and software companies that themselves have strong brand names or high traffic volumes. If we are unable to establish and maintain these relationships, we may not be able to increase sales of our services, and we may lose users.

 WE WILL NEED ADDITIONAL CAPITAL TO FINANCE OUR OPERATIONS IN THE FUTURE AND MAY HAVE TO REQUEST IT FROM RSL COM WHO HAS NO OBLIGATION TO PROVIDE IT

      We intend to continue to enhance and expand our network in order to maintain our competitive position and meet the increasing demands for service quality, capacity and competitive pricing. Also, the introduction of our new enhanced IP communications services will require significant marketing and promotional expenses that we often incur before we begin to receive the related revenue. If our cash flow from operations is not sufficient to meet our capital expenditure and working capital requirements, we will need to raise additional capital from other sources. Although we are neither the debtor nor the guarantor under any of the indentures that govern a substantial amount of RSL COM's debt, we are a "restricted subsidiary" under these indentures and will continue to be one after the completion of the offering. The limitations under RSL COM's restrictive indenture covenants prohibit RSL COM and its restricted subsidiaries, including us, from incurring any significant amount of additional debt. We have agreed with RSL COM not to take any action which would cause RSL COM to default under its indentures and not to incur any debt, other than inter-company debt, without its written consent so long as we are a restricted subsidiary of RSL COM. These limitations may require us to resort to other sources of funding, such as the issuance of equity. If we issue additional equity, investors could experience dilution. If we are unable to raise additional capital through the issuance of equity, we may need to rely upon RSL COM to provide any additional capital to meet our working capital and capital expenditure requirements and we cannot assure you that RSL COM or any other third party will be willing or able to provide additional capital on favorable terms. If we are unable to obtain additional capital, we may be required to reduce the scope of our business or our anticipated growth, which would reduce our revenues.

 WE MAY BE UNABLE TO MANAGE OUR EXPANSION AND ANTICIPATED GROWTH EFFECTIVELY

 We have grown and expect to continue to grow rapidly. This growth has placed, and is likely to continue to place, a significant strain on our managerial, operational and financial resources. To manage our growth, we must continue to implement and improve our operational and financial systems, as well as our managerial controls and procedures. We cannot assure you that we have made adequate allowances for the costs and risks associated with this expansion, that our systems, procedures or controls will be adequate to support our operations or that our management will be able to successfully offer and expand our services. If we are unable to effectively manage our expanding operations, our revenues may not increase, our cost of operations may rise and we may not be profitable.

 POTENTIAL FLUCTUATIONS IN OUR QUARTERLY FINANCIAL RESULTS MAKE IT DIFFICULT FOR INVESTORS TO PREDICT OUR FUTURE PERFORMANCE

 Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. The factors generally within our control include:

      o the rate at which we are able to attract users to purchase our enhanced IP communications services

      o the amount and timing of expenses to enhance marketing and promotion efforts and to expand our infrastructure

      o the timing of announcements or introductions of new or enhanced services by us

      The factors outside our control include:

      o the timing of announcements or introductions of new or enhanced services by our competitors

      o technical difficulties or network interruptions in the Internet or our privately managed network

      o general economic and competitive conditions specific to our industry

      The foregoing factors also may create other risks affecting our long-term success, as discussed in the other risk factors.

      We believe that quarter-to-quarter comparisons of our historical operating results may not be a good indication of our future performance, nor would our operating results for any particular quarter be indicative of our future operating results.

 OUR NETWORK MAY NOT BE ABLE TO ACCOMMODATE OUR CAPACITY NEEDS

      We expect the volume of traffic we carry over our network to increase significantly as we expand our operations and service offerings. Our network may not be able to accommodate this additional volume. In order to ensure that we are able to handle additional traffic, we may have to enter into long-term agreements for leased capacity. To the extent that we overestimate our capacity needs, we may be obligated to pay for more transmission capacity than we actually use, resulting in costs without corresponding revenues. Conversely, if we underestimate our capacity needs, we may be required to obtain additional transmission capacity from more expensive sources. If we are unable to maintain sufficient capacity to meet the needs of our users, our reputation could be damaged and we could lose users.

 WE FACE A RISK OF FAILURE OF COMPUTER AND COMMUNICATIONS SYSTEMS USED IN OUR BUSINESS

      Our business depends on the efficient and uninterrupted operation of our computer and communications systems as well as those that connect to our network. We maintain communications systems in five facilities in New York, Los Angeles, London, Frankfurt and Jerusalem. Our systems and those that connect to our network are subject to disruption from natural disasters or other sources of power loss, communications failure, hardware or software malfunction, network failures and other events both within and beyond our control. In December 1998, we experienced a system disruption while we were installing a new billing system and users were unable to access our Web site for six hours. In July 1999, we experienced a system disruption with respect to our unified messaging service, D3 Box, while the product was being market tested. For a period of three days the system was down and users were unable to send or retrieve new messages. Any system interruptions that cause our services to be unavailable, including significant or lengthy telephone network failures or difficulties for users in communicating through our network or portal, could damage our reputation and result in a loss of users.

 OUR COMPUTER SYSTEMS AND OPERATIONS MAY BE VULNERABLE TO SECURITY BREACHES

      Our computer infrastructure is potentially vulnerable to physical or electronic computer viruses, break-ins and similar disruptive problems and security breaches which could cause interruptions, delays or loss of services to our users. We believe that the secure transmission of confidential information over the Internet, such as credit card numbers, is essential in maintaining user confidence in our services. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers.
 It is possible that advances in computer capabilities, new technologies or other developments could result in a compromise or breach of the technology we use to protect user transaction data. A party that is able to circumvent our security systems could misappropriate proprietary information or cause interruptions in our operations. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. Although we have experienced no security breaches to date of which we are aware, we cannot guarantee you that our security measures will prevent security breaches.

 THIRD PARTIES MIGHT INFRINGE UPON OUR PROPRIETARY TECHNOLOGY

      We cannot assure you that the steps we have taken to protect our intellectual property rights will prevent misappropriation of our proprietary technology. To protect our rights to our intellectual property, we rely on a combination of trademark and patent law, trade secret protection, confidentiality agreements and other contractual arrangements with our employees, affiliates, strategic partners and others. Although we do not currently own any issued patents, we have pending applications for patents in the United States and Israel. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Effective copyright and trade secret protection may not be available in every country in which we offer or intend to offer our services. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources.

 OUR SERVICES MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS

      Third parties may assert claims that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them. We incorporate licensed third-party technology in some of our services. In these license agreements, the licensors have agreed to indemnify us with respect to any claim by a third party that the licensed software infringes any patent or other proprietary right so long as we have not made changes to the licensed software. We cannot assure you that these provisions will be adequate to protect us from infringement claims. Any infringement claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

      On October 8, 1999, we were named as a defendant in a lawsuit alleging that we are infringing on a patent by making, using, selling and offering for sale prepaid telephone card products in the United States. The plaintiffs are seeking an injunction to stop us from using the technology covered by this patent, monetary damages in an unspecified amount and reimbursement of attorneys' fees. We have answered the complaint, and the parties are currently engaged in pre-trial discovery. As we continue to evaluate these claims, we believe that we have meritorious defenses to the claim and we intend to defend the lawsuit vigorously. However, the outcome of the litigation is inherently unpredictable and an unfavorable result may have a material adverse effect on our business, financial condition and results of operations. Regardless of the ultimate outcome, the litigation could result in substantial expenses to us and significant diversion of efforts by our managerial and other personnel.

 OPERATING INTERNATIONALLY EXPOSES US TO ADDITIONAL AND UNPREDICTABLE RISKS

      We intend to continue to enter additional markets in Eastern Europe, Africa and Asia and to expand our existing operations outside the United States. International operations are subject to inherent risks, including:

      o potentially weaker protection of intellectual property rights

      o         political instability

      o         unexpected changes in regulations and tariffs

      o         fluctuations in exchange rates

      o         varying tax consequences

      o uncertain market acceptance and difficulties in marketing efforts due to language and cultural differences

 WE HAVE EXPERIENCED LOSSES AS A RESULT OF FRAUD

      We have experienced losses due to fraud. In 1999, we experienced losses from fraud of approximately $25,000. Callers have obtained our services without rendering payment by unlawfully using our access numbers and personal identification numbers. Although we have implemented anti-fraud measures in order to control losses relating to these practices, these measures may not be sufficient to effectively limit all of our exposure in the future from fraud and we continue to experience losses from fraud. While we have established reserves for bad debts in accordance with historical levels of uncollectible receivables resulting primarily from these fraudulent practices, our losses may exceed our reserves and could rise significantly above anticipated levels.

 INTENSE COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE

      Competition in the market for each of enhanced IP communications services and carrier transmission services is becoming increasingly intense and is expected to increase significantly in the future. The market for enhanced internet and IP communications is new and rapidly evolving. We expect that competition from companies both in the Internet and telecommunications industries will increase in the future. Our competitors include both start-up IP telephony service providers and established traditional communications providers. Many of our existing competitors and potential competitors have broader portfolios of services, greater financial, management and operational resources, greater brand-name recognition, larger subscriber bases and more experience than we have. In addition, many of our IP telephony competitors use the Internet instead of a private network to transmit traffic. Operating and capital costs of these providers may be less than ours, potentially giving them a competitive advantage over us in terms of pricing.

      We also compete in the growing market of discount telecommunications services including calling cards, prepaid cards, call-back services, dial-around or 10-10 calling and collect calling services. In addition, some Internet service providers have begun to aggressively enhance their real time interactive communications, focusing initially on instant messaging, although we expect them to begin to provide PC-to-phone services. For the carrier transmission services business, we compete with telecommunications providers, long distance carriers and other long distance resellers and providers of carrier services. Competition for carrier traffic is primarily based on price. Decreasing telecommunications rates have resulted in intense price competition and we expect that competition will continue to increase significantly as telecommunications rates decrease. Increased competition could force us to further reduce our prices and profit margins, and may reduce our market share.

      If we are unable to provide competitive service offerings, we may lose existing users and be unable to attract additional users. In addition, many of our competitors, especially traditional carriers, enjoy economies of scale that result in a lower cost structure for transmission and related costs, which cause significant pricing pressures within the industry. Although the minutes of use we sell are increasing, revenues are not increasing at the same rate due primarily to a decrease in revenue per minute for our carrier transmission services. In order to remain competitive we intend to increase our efforts to promote our services, and we cannot be sure that we will be successful in doing this.

      In addition to these competitive factors, recent and pending deregulation in some of our markets may encourage new entrants. We cannot assure you that additional competitors will not enter markets that we plan to serve or that we will be able to compete effectively.

 DECREASING TELECOMMUNICATIONS RATES MAY DIMINISH OR ELIMINATE OUR COMPETITIVE PRICING ADVANTAGE

      Decreasing telecommunications rates may diminish or eliminate the competitive pricing advantage of our enhanced IP communications services and carrier transmission services. International and domestic telecommunications rates have decreased significantly over the last few years in most of the markets in which we operate, and we anticipate that rates will continue to be reduced in all of the markets in which we do business or expect to do business. Users who select our enhanced IP communications services to take advantage of the current pricing differential between traditional telecommunications rates and our rates may switch to traditional telecommunications carriers as such pricing differentials diminish or disappear, and we will be unable to use such pricing differentials to attract new customers in the future. In addition, our ability to market our carrier transmission services to telecommunications carriers depends upon the existence of spreads between the rates offered by us and the rates offered by traditional telecommunications carriers, as well as a spread between the retail and wholesale rates charged by the carriers from which we obtain wholesale service. Continued rate decreases will require us to lower our rates to remain competitive and will reduce or possibly eliminate our gross profit from our carrier transmission services. If telecommunications rates continue to decline, we may lose users for our enhanced IP communications services and carrier transmission services.

 GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO IP TELEPHONY COULD HARM OUR BUSINESS

      Traditionally, voice communications services have been provided by regulated telecommunications common carriers. We offer voice communications to the public for international and domestic calls using IP telephony, and we do not operate as a licensed telecommunications common carrier in any jurisdiction. Based on specific regulatory classifications and recent regulatory decisions, we believe we qualify for certain exemptions from telecommunications common carrier regulation in many of our markets. However, the growth of IP telephony has led to close examination of its regulatory treatment in many jurisdictions making the legal status of our services uncertain and subject to change as a result of future regulatory action, judicial decisions or legislation in any of the jurisdictions in which we operate. Established regulated telecommunications carriers have sought and may continue to seek regulatory actions to restrict the ability of companies such as ours to provide services or to increase the cost of providing such services. In addition, our services may be subject to regulation if regulators distinguish phone-to- phone telephony service using IP technologies over privately-managed networks such as our services from integrated PC-to-PC and PC-originated voice services over the Internet. Some regulators may decide to treat the former as regulated common carrier services and the latter as unregulated enhanced or information services.

      Application of new regulatory restrictions or requirements to us could increase our costs of doing business and prevent us from delivering our services by our current arrangements. In such event, we would consider a variety of alternative arrangements for providing our services, including obtaining appropriate regulatory authorizations for our local network partners or ourselves, changing our service arrangements with RSL COM for a particular country or limiting our service offerings. Such regulations could limit our service offerings, raise our costs and restrict our pricing flexibility, and potentially limit our ability to compete effectively. Further, regulations and laws which affect the growth of the Internet could hinder our ability to provide our services over the Internet. For a more detailed discussion of the regulation of IP telephony, see "BusinessuRegulation of IP Telephony."

 WE MAY NOT BE ABLE TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES IN THE COMMUNICATIONS INDUSTRY

      Our industry is subject to rapid technological change. We cannot predict the effect of technological changes on our business. In addition, widely accepted standards have not yet developed for the technologies we use. We expect that new services and technologies will emerge in the market in which we compete. These new services and technologies may be superior to the services and technologies that we use, or these new services may render our services and technologies obsolete.

      To be successful, we must adapt to our rapidly changing market by continually improving and expanding the scope of services we offer and by developing new services and technologies to meet customer needs. Our success will depend, in part, on our ability to license leading technologies and respond to technological advances and emerging industry standards on a cost-effective and timely basis. We will need to spend significant amounts of capital to enhance and expand our services to keep pace with changing technologies.

 RISKS RELATED TO OUR RELATIONSHIP WITH RSL COM

 WE DEPEND ON SALES TO RSL COM

      We currently depend on sales to RSL COM, our controlling stockholder, for a substantial majority of our revenues. RSL COM accounted for 37.6%, 69.1% and 67.2% of our revenues for the years ended December 31, 1997, December 31, 1998 and December 31, 1999, respectively. RSL COM is not contractually required to purchase services from us, other than a minimum of 50 million minutes per year pursuant to the services agreement for two years through November 29, 2001. We cannot assure you that RSL COM will fulfill its obligations under this agreement or that the contract will be renewed upon its expiration. RSL COM resells a significant portion of the carrier transmission services it purchases from us to third parties. Although we could market our services directly to these third parties if RSL COM ceased purchasing services from us, we cannot assure you that we would succeed in attracting these customers or that these customers would purchase our services in the same volume or on the same terms as from RSL COM.

 WE DEPEND ON THE SERVICES RSL COM PROVIDES TO US

      We are currently dependent upon RSL COM for leased line capacity, data communications facilities, traffic termination services and physical space for our equipment. Through our relationship with RSL COM, which owns or leases substantial bandwidth for its own business, we have access to bandwidth. We are able to take advantage of RSL COM's volume discounts and achieve cost efficiencies that we could not achieve on our own. Although we have entered into a services agreement with RSL COM for it to provide these services through 2004, if RSL COM becomes unwilling or unable to provide its current level of services to us during the term of such agreement or thereafter, we may not be able to find replacement service providers on a timely basis. If we are required to change providers, we would likely experience delays, operational difficulties and increased expenses, and our ability to provide services to our users or expand our operations may be impaired.

      The inter-company agreements with RSL COM were made in the context of a parent-subsidiary relationship and were not negotiated on an arms' length basis. As a result, the terms of such agreement may be better or worse than the terms that would have been negotiated by unaffiliated third parties for similar arrangements.

 RSL COM WILL CONTROL ALL MATTERS SUBMITTED TO A STOCKHOLDER VOTE

      After completion of our initial public offering, RSL COM owns all of our Class B common stock and will therefore own approximately 95.5% of the voting power of our company.

      As long as RSL COM continues to beneficially own shares of capital stock representing more than 50% of the voting power of our outstanding capital stock, RSL COM will be able to exercise a controlling influence over decisions affecting our company, including:

      o composition of our board of directors and, through it, the direction and policies of our company, including the appointment and removal of officers

      o    mergers or other business combinations involving our company

      o    acquisitions or dispositions of assets by our company

      o future issuances of capital stock or other securities by our company

      o    incurrence of debt by our company

      o amendments, waivers and modifications to any agreements between us and RSL COM

      o    payment of dividends on our capital stock

      o    approval of our business plans and general business development

 In addition, five of our nine directors are officers and/or directors of RSL COM, or otherwise affiliated with RSL COM. As a result, the ability of any of our other stockholders to influence the management of our company is limited, which could have an adverse effect on the market price of our stock.

 WE ARE SUBJECT TO THE COVENANTS OF RSL COM'S INDENTURES WHICH RESTRICT OUR ABILITY TO CONDUCT OUR BUSINESS

      Although we are neither the debtor nor the guarantor under any of the indentures that govern a substantial amount of RSL COM's debt, we are subject to covenants by reason of our status as a restricted subsidiary of RSL COM under such indentures. As of March 1, 2000, RSL COM had approximately $1.4 billion of debt outstanding under these indentures.
 This debt is unsecured. These restrictions significantly limit the ability of RSL COM and its restricted subsidiaries, including our company, to incur additional indebtedness or create liens on their assets. The limitations on indebtedness under the indentures generally are based on the application of tests derived from RSL COM's consolidated financial statements. Effectively, our ability to incur indebtedness is limited by the amount of indebtedness that RSL COM and its restricted subsidiaries, including our company, are permitted to incur under the indentures. The limitations under RSL COM's restrictive indenture covenants currently prohibit us from incurring any significant amount of additional debt. We have also agreed with RSL COM not to take any action which would cause RSL COM to default under its indentures and not to incur any debt, other than inter-company debt, without its written consent so long as we are a restricted subsidiary of RSL COM. In addition, currently the restrictions under the RSL COM indentures effectively prohibit us from paying dividends and limit our ability to make other distributions in respect of our capital stock, sell assets, engage in mergers or acquisitions or make some types of investments. Such restrictions also limit the ability of a third party to acquire a controlling interest in our company. These restrictions may prohibit transactions that would otherwise be beneficial to our company.

 THE INTERESTS OF RSL COM MAY CONFLICT WITH OUR INTERESTS

      The interests of RSL COM, our controlling stockholder and principal customer, may conflict with our interests.

      Services. We have entered into a services agreement with RSL COM for the provision of traffic termination services, colocation rights and other network support services. We provide carrier transmission services to RSL COM. Because of these transactions and RSL COM's controlling position in our company, conflicts of interest could arise relating to the nature, quality and pricing of services or products provided by us to RSL COM or by RSL COM to us.

      Financial Support. Historically, RSL COM has funded our working capital and operating losses. As a result, we owe RSL COM $14.8 million, as of December 31, 1999. Also, to the extent that we require additional working capital we may need to turn to RSL COM. Because of RSL COM's control over us, conflicts of interest could arise relating to the prepayment of borrowings, the provision of additional funding and the terms of such funding and general issues relating to the uses and sources of our funds.

      Board Conflicts. Five of our nine directors are officers and/or directors of RSL COM, or otherwise affiliated with RSL COM. Our directors who are also directors or officers of RSL COM will have fiduciary duties, including duties of loyalty, to both companies and may have conflicts of interest with respect to matters potentially involving or affecting us, such as acquisitions, financings or other corporate opportunities that may be suitable for both us and RSL COM. Some of these individuals and a number of our executive officers own substantial amounts of RSL COM capital stock and/or options for shares of RSL COM capital stock. Although we believe that these directors and officers will be able to fulfill their fiduciary duties to our stockholders despite their positions with RSL COM and their ownership of RSL COM capital stock and options, there could be potential conflicts of interest when these directors and officers are faced with decisions that could have different implications for our company and RSL COM. There are no specific policies in place with respect to any conflicts that may arise. We expect conflicts to be resolved on a case-by-case basis, and in a manner consistent with applicable law. For example, if a business opportunity were presented to both us and RSL COM for consideration, directors affiliated with RSL COM would not participate in our consideration of that opportunity. However, conflicts could be resolved in a manner adverse to us which could harm our business.

 RSL COM MAY COMPETE WITH OUR COMPANY

      RSL COM is in the communications business and may compete with us under some circumstances. Under the services agreement between us and RSL COM, RSL COM is prohibited from competing with us in providing Internet telephony services as described in the services agreement, provided that we provide RSL COM with any requested Internet telephony services promptly and with quality assurance. However, this non-competition provision terminates on September 3, 2001 and the scope of such provision is subject to the following limitations:

      o RSL COM and its subsidiaries may acquire up to 20% in an entity providing Internet telephony services

      o RSL COM and its subsidiaries may be stockholders in entities providing Internet telephony services,

      o the non-competition provision does not apply to RSL COM's subsidiaries that become publicly traded companies

      o Internet telephony services under the non-competition provision are limited to (1) phone to phone services marketed as IP to the general public, including both individuals and businesses and (2) the following Web-based enhanced communication services: PC-to-phone, D3 box, Click IT, Global Roaming, IP-initiated conference calls, Phone-to-PC, D3 Fax, information services and white boarding

 RSL COM'S CLASS B COMMON STOCK MAY BE TRANSFERRED TO A THIRD PARTY THAT WOULD EFFECTIVELY CONTROL US

      Although our Class B common stock generally converts to common stock automatically upon transfer, RSL COM may transfer our Class B common stock to permitted transferees, including entities controlled by RSL COM or its principal stockholder, Ronald S. Lauder, and successors in interest of RSL COM. As a result, a third party could acquire our Class B common stock and may become party to our intercompany agreements. We cannot assume that a third party would maintain good relations with us or maintain or renew our agreements with RSL COM.

 RISKS RELATED TO OUR STOCK

 A THIRD PARTY MAY BE DETERRED FROM ACQUIRING OUR COMPANY

      The disproportionate voting rights of our Class B common stock relative to our common stock could delay, deter or prevent a third party from attempting to acquire control of us. This provision may have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of our company, even though such a change in ownership would be economically beneficial to our company and our stockholders.

 VOLATILITY OF OUR STOCK PRICE COULD ADVERSELY AFFECT OUR STOCKHOLDERS

      Since trading commenced in November 1999, the market price of our common stock has been highly volatile and may continue to be volatile and could be subject to wide fluctuations in response to factors such as:

      o variations in our actual or anticipated quarterly operating results or those of our competitors

      o announcements by us or our competitors of technological innovations

      o    introduction of new products or services by us or our competitors

      o    changes in financial estimates by securities analysts

      o    conditions or trends in the Internet industry

      o    changes in the market valuations of other Internet companies

      o announcements by us or our competitors of significant acquisitions

      o    our entry into strategic partnerships or joint ventures

      o    sales of our capital stock by RSL COM

 All of these factors are, in whole or part, beyond our control and may materially adversely affect the market price of our common stock regardless of our performance.

      Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to such volatility. In addition, the stock market in general, and the market for Internet-related and technology companies in particular, has been highly volatile. The trading prices of many Internet-related and technology companies' stocks have reached historical highs within the last 52 weeks and have reflected relative valuations substantially above historical levels. During the same period, such companies' stocks have also been highly volatile and have recorded lows well below such historical highs. We cannot assure you that our stock will trade at the same levels of other Internet stocks or that Internet stocks in general will sustain their current market prices.

 WE DO NOT INTEND TO PAY DIVIDENDS

      We have never declared or paid any cash dividends on our common stock. We intend to retain any future earnings to finance our operations and to expand our business and, therefore, do not expect to pay any cash dividends in the foreseeable future. In addition, indentures governing outstanding indebtedness of RSL COM restrict our ability to declare or pay cash dividends, and, for the foreseeable future, effectively prohibit such payments or declarations.

             SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, intentions and assumptions and other statements that are not historical facts. When used in this prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                          REGISTERED STOCKHOLDERS

      Of the 5,228,736 shares of common stock being registered, 1,662,845 shares are being registered for reoffers and resales by our officers and directors, who acquired the shares of common stock pursuant to our "employee benefit plans" as that term is defined in Rule 405 of Regulation C under the Securities Act. The registered stockholders may resell all, a portion or none of such shares of common stock from time to time, subject to limitations in certain circumstances. The following table sets forth those persons eligible to resell and the amounts of securities availabe to be resold, whether or not these persons have a present intention to do so.


                                                                   No. of Shares     No. of Shares
                                                No. of Shares        Available         Owned After
      Name               Title                    Owned(1)          for Resale(1)         Sale
      ----               -----                  -------------       --------------    --------------

 Elie C. Wurtman     Co-founder, Co-chairman          --                  165,656             --*
                     of the company and
                     chairman of the board
                     of directors

 Amos Sela           Former chief executive          5,000                273,332             --*
                     officer, president and
                     director

 Jacob A. Davidson   Co-founder and co-chairman       --                  115,959             --*
                     of the company

 Noam Bardin         Co-founder, interim chief     253,483                422,421             --*
                     executive officer, presi-
                     dent,vice president
                     of technology and chief
                     technology officer

 Mark J. Hirschhorn  Vice president and chief       10,000                173,938             --*
                     financial officer

 Shimmy Zimels       Vice president of operations   89,469                260,907             --*

 Marc M. Tobin       General counsel                 9,782                 51,848             --*

 Avery S. Fischer    Director                        7,000                 24,848             --*

 Itzhak Fisher       Director                        1,000                 24,848             --*

 Robert R. Grusky    Director                        2,000                 24,848             --*

 Yadin Kaufmann      Director                         --                   24,848             --*

 Jacob Z. Schuster   Director                       10,000                 24,848             --*

 Donald R. Shassian  Director                        5,000                 24,848             --*

 Nir Tarlovsky       Director                       10,000                 24,848             --*

 Oakleigh Thorne     Director                          450                 24,298             --*

 *    Represents ownership of less than one percent.

 (1) Includes shares of our common stock issued or issuable to the Registered Stockholders under the deltathree.com, Inc. 1999 Stock Incentive
 Plan, 1999 Performance Incentive Plan, 1999 Employee Stock Purchase Plan or
 1999 Directors' Plan, whether or not exercisable as of, or within sixty days of, the date of this Prospectus.


                            PLAN OF DISTRIBUTION

      Each registered stockholder may sell his or her shares of common stock for value from time to time under this prospectus in one or more transactions on Nasdaq, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The registered stockholders may effect such transactions by selling the shares of common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the registered stockholders and/or the purchasers of the shares of common stock for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

      Each registered stockholder and any broker-dealer that participates in the distribution of the shares of common stock may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the registered stockholders will be borne by the registered stockholders. We will pay all other expenses in connection with this offering and will not receive any proceeds from sales of any shares of common stock by the registered stockholders.

      In addition to any shares of common stock sold hereunder, the registered stockholders may sell shares of common stock in compliance with all of the requirements of Rule 144. Notwithstanding the foregoing, the amount of securities to be reoffered or resold by means of this prospectus, by each person, may not exceed, during any three-month period, the amount specified in Rule 144(e). There is no assurance that the registered stockholders will sell all or any portion of the shares of common stock offered hereby.


                               LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for deltathree.com by Skadden, Arps, Slate, Meagher & Flom LLP.


                                  EXPERTS

           The consolidated financial statements of deltathree.com, Inc. as of and for the years ended December 31, 1997, 1998 and 1999 and for the period from June 1996 (inception) through December 31, 1996 incorporated by reference into this prospectus have been audited by Brightman Almagor &
 Co., a member firm of Deloitte Touche Tohmatsu, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such reports.





                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

 ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

      The following documents filed with the Securities and Exchange
 Commission (the "Commission") by the registrant, deltathree.com, Inc., a Delaware corporation ("deltathree.com"), are incorporated by reference in this registration statement:

      (1)  deltathree.com's registration statement (Registration No. 333-
 86503) on Form S-1 filed with the Commission on September 3, 1999, as amended, and deltathree.com's prospectus filed with the Commission under Rule 424(b) under the Securities Act, filed with the Commission on November
 23, 1999.

      (2) The description of deltathree.com's outstanding common stock contained in deltathree.com's registration statement on Form 8-A filed with the Commission on November 23, 1999 under Section 12 of the Exchange Act.

      (3)  deltathree.com's annual report on Form 10-K for the year ended
 December 31, 1999, as filed with the Commission on March 29, 2000.

      All documents subsequently filed by deltathree.com pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of
 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

 ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

      Section 145 of the DGCL provides, among other things, that deltathree.com may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of deltathree.com) by reason of the fact that the person is or was a director, officer, agent or employee of deltathree.com or is or was serving at deltathree.com's request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of deltathree.com, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of deltathree.com as well but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgement or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to deltathree.com, unless the court believes that in light of all the circumstances indemnification should apply.

      Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

      deltathree.com's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

      o for any breach of the director's duty of loyalty to deltathree.com, Inc. or its stockholders;

      o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

      o under section 174 of the DGCL regarding unlawful dividends and stock purchases; or


 for any transaction from which the director derived an improper personal benefit.

      These provisions are permitted under Delaware law.

      deltathree.com's Amended and Restated By-laws provide that:

      o it must indemnify its directors and officers to the fullest extent permitted by Delaware law;

      o it may indemnify its other employees and agents to the same extent that it indemnified its officers and directors, unless otherwise determined by its Board of Directors; and

      o it must advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

      The indemnification provisions contained in deltathree.com's Amended and Restated Certificate of Incorporation and Amended and Restated By-laws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, deltathree.com maintains insurance on behalf of its directors and executive directors or officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

 ITEM 8.   EXHIBITS.

      A list of exhibits is set forth on the Exhibit Index which immediately precedes the exhibits and which is incorporated by reference herein. The undersigned registrant hereby undertakes that it will submit the Plans and any amendments thereto to the Internal Revenue Service (the
 "IRS") in a timely manner and will make all changes required by the IRS in order to qualify such Plans.

 ITEM 9.   UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

           (b) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (1) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

 provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by deltathree.com pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

           (c) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (e) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
 Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section
 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

      The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 31st day of March, 2000.

                                     DELTATHREE.COM, INC.
                                     (Registrant)


                                     By: /s/ MARK J. HIRSCHHORN
                                         ------------------------------
                                         Mark J. Hirschhorn
                                         Chief financial officer


                             POWER OF ATTORNEY


      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark J. Hirschhorn his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 31st day of March, 2000.

       NAME                     TITLE                       DATE
       ----                     -----                       -----


 /s/ Noam Bardin          Interim chief executive          March 31, 2000
 ----------------------   officer and president
     Noam Bardin          (Principal executive officer)


 /s/ MARK J. HIRSCHHORN   Chief financial officer          March 31, 2000
 -----------------------  (Principal financial officer
     Mark J. Hirschhorn   and accounting officer)


 /s/ ELIE C. WURTMAN      Co-Chairman of the Company       March 31, 2000
 ----------------------   and Chairman of the Board of
     Elie C. Wurtman      Directors


 /s/ JACOB A. DAVIDSON    Co-chairman of the board         March 31, 2000
 ----------------------
     Jacob A. Davidson


 /s/ ITZHAK FISHER        Director                         March 31, 2000
 ----------------------
    Itzhak Fisher


 /s/ NIR TARLOVSKY        Director                         March 31, 2000
 ----------------------
     Nir Tarkovsky


 /s/ DONALD R. SHASSIAN   Director                         March 31, 2000
 -----------------------
     Donald R. Shassian


 /s/ JACOB Z. SCHUSTER    Director                         March 31, 2000
 -----------------------
     Jacob Z. Schuster


 /s/ AVERY S. FISCHER     Director                         March 31, 2000
 -----------------------
     Avery S. Fischer


 /s/ ROBERT R. GRUSKY     Director                         March 31, 2000
 -----------------------
     Robert R. Grusky


 /s/ YADIN KAUFMANN       Director                         March 31, 2000
 -----------------------
     Yadin Kaufmann


 /s/ OAKLIEGH THORNE      Director                         March 31, 2000
 -----------------------
     Oakliegh Thorne



                               EXHIBIT INDEX


 Exhibit No.    Description of Exhibit
 -----------    ----------------------

4.1             Form of certificate representing shares of common stock
                (incorporated by reference to the Company's Registration
                Statement on Form S-1 (Exhibit 4.1 to Registration No.
                333-86503)).

5.1             Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1            Consent of Brightman Almagor & Co.

23.2            Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                (included in Exhibit 5.1).

24.1            Power of Attorney (included on the signature page hereto).

99.1            deltathree.com, Inc. 1999 Stock Incentive Plan
                (incorporated by reference to the Company's Registration
                Statement on Form S-1 (Exhibit 10.3 to Registration No.
                333-86503)).

99.2            deltathree.com, Inc. 1999 Employee Stock Purchase Plan
                (incorporated by reference to the Company's Registration
                Statement on Form S-1 (Exhibit 10.4 to Registration No.
                333-86503)).

99.3            deltathree.com, Inc. 1999 Performance Incentive Plan
                (incorporated by reference to the Company's Registration
                Statement on Form S-1 (Exhibit 10.5 to Registration No.
                333-86503)).

99.4 deltathree.com, Inc. 1999 Directors' Plan (incorporated by reference to the Company's Registration Statement on Form
                S-1 (Exhibit 10.6 to Registration No. 333-86503)).





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